as of January 15, 1998

Mr. John P. Walker
c/o Emerson Radio Corp.
9 Entin Road
Parsippany, New Jersey 07054

                              EMPLOYMENT AGREEMENT

Dear Mr. Walker:

This letter will confirm that you and Emerson Radio Corp. ("Emerson") have agreed to terminate the Employment Agreement between you and Emerson, dated April 1, 1994 ("Employment Agreement"), as amended by Amendment No. 1 to Employment Agreement, dated as of the 16th of April, 1997 ("Amendment No. 1")(hereinafter, collectively "Emerson Employment Agreement"). Accordingly, the Emerson Employment Agreement shall be of no further force and effect.

Please indicate your agreement to the terms of this letter in the space provided below.



Very truly yours,


Emerson Radio Corp.

By: ________________                  Acknowledged and Agreed
      (Name)                          to as of the 15th day of
    ________________                  January, 1998
      (Title)
                                      ______________________
                                      John P. Walker